Tompkins Financial Corporation 10-Q

 Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (the “Agreement”) is entered into effective January 1, 2016 by Tompkins Financial Corporation, with offices at 110 The Commons, Ithaca, New York 14851, and Alyssa Hochberg Fontaine, (the “Executive”).

PREAMBLE

The principal objective of this Agreement is to ensure the payment of competitive levels of retirement income to the Executive, who has been determined to be a key executive of Tompkins Financial Corporation and its subsidiaries, in order to retain and motivate such Executive.

SECTION I. DEFINITIONS

1.1          “Board of Directors” means the Board of Directors of Tompkins Financial Corporation.

1.2          “Committee” means the Compensation Committee of the Board of Directors, which has been given authority by the Board of Directors to administer this Agreement.

1.3          “Company” means Tompkins Financial Corporation.

1.4          “Earnings” means the average of the Executive’s five (5) highest calendar years (or such lesser number if the Executive has not completed five (5) years of service for the purpose of determining Earnings) of base pay which shall mean the Executive’s base salary excluding bonuses, profit sharing, and the like, and which may include base pay in years prior to the Executive’s commencement of participation under this Agreement if so determined by the Board of Directors.

1.5          “Surviving Spouse” means the spouse of the Executive, named at or prior to his Retirement Date on his ‘Form of Benefit and Beneficiary Designation Form’, surviving on the date of death of the Executive.

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1.6          The masculine gender, where appearing in this Agreement, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary. For purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, or any successor to such statute of like import, it is acknowledged that no benefit payments may be made under this Agreement prior to the Executive’s termination of employment with the Company, that the payment of benefits pursuant to this Agreement may not be accelerated by the Company or the Executive, and that there are no elections provided under the Agreement to defer compensation or to delay a payment of benefits. The Executive may elect or change the form of benefit payment any time prior to actual benefit commencement.

1.7          “Vested” means having completed at least 10 years of service.

SECTION II. ELIGIBILITY FOR BENEFITS

2.1          Eligibility. The Executive is eligible to participate in this Agreement by designation of the Board of Directors, in its sole discretion. The Board of Directors may determine, in its sole discretion, that the Executive should cease to benefit under this Agreement and in such event the Board of Directors shall notify the Executive in writing of such determination. Such determination shall not reduce the then Vested benefit of the Executive under this Agreement.

2.2          Retirement Date. The Executive is eligible to retire under this Agreement and receive a benefit under Section 3.1 beginning on his Retirement Date which is the later of: (a) the first day of the month following the month in which the Executive becomes Vested and reaches age fifty-five (55), or (b) the first day of the month following the month in which the Executive terminates employment with the Company.

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2.3          Discharge for Cause; Competition. Anything herein to the contrary notwithstanding, if within two (2) years after terminating employment with the Company or its subsidiaries, the Executive engages in Competition with the Company (without prior authorization given by the Committee in writing), or if the Executive is discharged by the Company or its subsidiaries for Cause, payments otherwise payable under this Agreement to the Executive or the Executive’s Surviving Spouse will, in the sole discretion of the Committee, be forfeited and the Company will have no further obligation under this Agreement to the Executive or the Executive’s Surviving Spouse. For purposes of this Section 2.3, the term “Cause” shall mean (a) the conviction of the Executive by a court of competent jurisdiction of a crime which constitutes a felony under any state or federal law, or (b) an act by the Executive which in the opinion of the Board of Directors constitutes a theft of property of the Company or its subsidiaries, or (c) the willful and continued failure or refusal of the Executive to perform his duties, or (d) gross negligence or willful misconduct on the part of the Executive that is materially and demonstrably detrimental to the Company or its subsidiaries (such finding having been initially made by the Board of Directors). For purposes of this Section 2.3, “Competition with the Company” shall occur (a) if the Executive directly or indirectly comes to own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any other manner with, any business which, in the judgment of the Board of Directors, is in substantial competition with the Company (unless the Executive has first obtained the Board’s prior written consent) and which is located within ten (10) miles of any location of the Company or any of its subsidiaries, (b) if the Executive solicits customers of the Company or any of its subsidiaries to reduce or stop doing business with the Company or any of its subsidiaries, or (c) if the Executive solicits employees of the Company or any of its subsidiaries to leave such employment, or offers employment to employees of the Company or any of its subsidiaries.

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SECTION III. AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1          Retirement Benefit. The annual retirement benefit amount payable by the Company under this Agreement as a single life annuity shall equal ten percent (10%) of the Executive’s Earnings; provided, however, that the annual retirement benefit shall be reduced by five percent (5%) for each year that the Executive’s years of service under this Agreement are less than twenty (20) years. In the event the Executive’s Retirement Date under Section 2.2 occurs prior to the Executive attaining the age of sixty-five (65), the annual retirement benefit otherwise determined hereunder shall be further reduced by five percent (5%) for each year of age by which the Executive’s attained age at his Retirement Date is less than sixty-five (65) years.

The Executive may elect to take his benefit in the form of a fifty percent (50%) joint and survivor annuity, whereby he and his Spouse at the time of his Retirement would receive an actuarial equivalent benefit over their joint lifetimes. Actuarial equivalence will be determined using reasonable actuarial assumptions chosen by the Company. The monthly retirement benefit payable by the Company to the Executive shall equal one-twelfth (1/12) of such annual retirement benefit. The monthly benefit payable as a single life annuity shall be payable by the Company on the first day of each calendar month beginning with the Executive’s Retirement Date through and including the month of the Executive’s death. In the event that the Executive elects to take his benefit in the form of joint and survivor annuity, the benefit shall be payable by the Company on the first day of each calendar month beginning with the Executive’s Retirement Date through and including the later of the month of the Executive’s or his Surviving Spouse’s death in accordance with that election. In the event the Executive is determined to be a “key employee”, as such term is defined in Section 416(i) of the Internal Revenue Code of 1986, as amended, or any successor to such statute of like import, then any monthly benefit otherwise payable on or before the date which is six (6) months after the Executive’s termination of employment date shall be delayed until the earlier of the Executive’s date of death or the date which is six (6) months after the Executive’s termination of employment date.

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3.2          Death Benefit.

(a)          Upon the death of the Executive after the commencement of the Executive’s retirement benefit under Section 3.1, the Executive’s Spouse as of his Retirement Date, if still living, shall be entitled to fifty percent (50%) of the annuity benefit the Executive was receiving at the time of his death, but only if the Executive elected the fifty percent (50%) joint and survivor annuity form pursuant to Section 3.1. The monthly retirement benefit payable by the Company, if any, to the Surviving Spouse shall be one-twelfth (1/12) of such annual retirement benefit and shall be payable on the first day of each month beginning with the month after the month of the Executive’s death through and including the month of the Surviving Spouse’s death.

(b)          Upon the death of the Executive prior to the commencement of the Executive’s retirement benefit under Section 3.1, the Executive’s Surviving Spouse, if any, shall be entitled to an annual retirement benefit payable by the Company under this Agreement as elected, determined under Section 3.1, in which the Executive is Vested at the time of his death; provided, that the Surviving Spouse survives until the date upon which the Executive would have attained the age specified in Section 2.2(a) if the Executive’s death occurs prior to his Retirement Date. The monthly retirement benefit payable by the Company, if any, to the Surviving Spouse shall equal one-twelfth (1/12) of said annual retirement benefit for the Surviving Spouse and shall be payable on the first day of each month commencing on the later of the Executive’s Retirement Date or the month after the month of the Executive’s death through and including the month of the Surviving Spouse’s death.

(c)          Upon the death of an Executive with no Surviving Spouse, or if the Executive’s Surviving Spouse shall not survive the Executive until the date upon which the Executive would have attained the age specified in Section 2.2(a), there shall be no benefit payment under this Agreement to the Executive, the Executive’s Surviving Spouse, the estate of either the Executive or the Surviving Spouse, or otherwise.

3.3          Service. For purposes of this Agreement, the Executive’s service shall be defined as commencing on January 1, 2016 and ending on the date the Executive’s employment with Company or its subsidiaries is terminated, or such earlier date as shall be determined by the Board of Directors if the Board of Directors shall determine pursuant to Section 2.1 hereof that the Executive should cease to benefit under this Agreement (provided, however, that no such determination shall reduce the then Vested benefit of the Executive under this Agreement). Years of service shall be determined in years and months of service with credit provided for a full month of service for the calendar month in which the Executive’s service commences as set forth above and the calendar month in which the Executive’s service hereunder ceases.

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SECTION IV. PAYMENT OF RETIREMENT BENEFITS

4.1          Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, no benefits are payable under this Agreement if the Executive is discharged for Cause (as defined in Section 2.2) or engages in Competition with the Company (as defined in Section 2.2).

4.2          Termination. If the Executive terminates employment voluntarily before attaining age fifty-five (55) or becoming Vested for reasons other than death or Disability, the Company shall have no obligation to pay, and the Executive shall have no right to receive, any retirement benefit under this Agreement whatsoever. In the event of the Executive’s involuntary termination of employment (other than for Cause) at any time, the benefit payable to the Executive shall be determined as set forth in Section 3.1, and the Executive’s benefit shall commence at age fifty-five (55) if the Executive then survives. In the event the Executive does not then survive, the Executive’s Surviving Spouse shall be entitled to the benefit under Section 3.2, if the Surviving Spouse then survives.

SECTION V. DEATH BENEFITS PAYABLE

5.1          Death Benefit. Other than the death benefit for the Surviving Spouse under Section 3.2, Section 4.2, or Section 6.2, as applicable, no death benefits are payable under this Agreement.

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SECTION VI. DISABILITY BENEFITS PAYABLE

6.1          Disability Benefit. In the event the Committee determines that the Executive has become permanently and totally disabled (other than at a time when facts and circumstances exist under which the Company could terminate the Executive’s employment for Cause), the Executive shall be entitled to the benefits under Section 3.1 commencing at the Executive’s Retirement Date, but with the assumption that the Executive completed twenty (20) years of service and is Vested in the benefit under this Agreement as of the date of disability.

6.2          Death after Disability. In the event of the death of the Executive after a disability is determined, the Executive’s Surviving Spouse shall be entitled to the benefit under Section 3.2, if the Surviving Spouse then survives.

6.3          Medical Evidence. The Committee may require, no more frequently than once in any calendar year, that the Executive submit medical evidence of disability satisfactory to the Committee. The Committee will have sole discretion to discontinue eligibility for a disability benefit based on a consideration of such evidence or lack thereof.

SECTION VII. CHANGE OF CONTROL

7.1          Change of Control.

(a)          In the event of a Change of Control, as defined in Section 7.2, of Tompkins Financial Corporation, the Executive shall be deemed to have completed twenty (20) years of service and is Vested in the benefit under this Agreement.

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          (b)          In the event of a Change of Control of Tompkins Financial Corporation, if the employment of the Executive is thereafter terminated or the role or compensation of the Executive is significantly reduced in anticipation of such a Change of Control which then occurs, or within three (3) years of such Change of Control, then the Executive shall receive a benefit, in addition to any benefit under Section 3 of this Agreement, under this Section 7.1(b). The benefit under this Section 7.1(b) shall be the continuation of the Executive’s Compensation, as defined below, for a period of three (3) years plus continuation of all employee welfare benefits that the Executive was participating in (health insurance, disability insurance, life insurance and the like) immediately prior to the Change of Control during the period in which the Executive’s Compensation is continued; provided, however, that, for purposes of this Section 7.1(b), the amount of the Executive’s Compensation taken into account shall be reduced by (20%) if the Executive has attained age sixty-one (61), by 40% if the Executive has attained age sixty-two (62), by 60% if the Executive has attained age sixty-three (63), by 80% if the Executive has attained age sixty-four (64), and by 100% if the Executive has attained age sixty-five (65), with all such age determinations made as of the date of the Executive’s termination of employment. The continuation of the Executive’s employee welfare benefits under this Section 7.1(b) shall be on the same terms and conditions as such employee welfare benefits are offered to other executive employees of the successor employer to the Company and such continuation shall be for a three-year period even if there is no continuation payment of the Executive’s Compensation because of the 100% reduction under the preceding sentence. For purposes of this Section VII only, the term “Compensation” shall mean the Executive’s base pay (at the rate in effect immediately prior to the Change in Control) plus the Executive’s bonus and profit sharing compensation (which for this purpose shall be the average of the Executive’s bonus and profit sharing compensation earned for the two (2) most recently completed fiscal years of the Company).

          (c)          In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, including any successor to such statute of like import (the “Excise Tax”), then the amount of the benefit otherwise payable under Section 7.1(b), if any, shall be reduced, but not below zero, to the maximum amount upon which no such Excise Tax is imposed.

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          (d)          For purposes of this Section 7.1, the proper amounts, if any, of the Excise Tax and the adjustment under Section 7.1(c) to eliminate the Excise Tax shall be determined in the first instance by the Company. Within forty-five (45) days of being provided with written notice of any such determination, the Executive may provide written notice to the Committee of any disagreement, in which event the amounts, if any, of the Excise Tax and any adjustment under Section 7.1(c) shall be determined by independent tax counsel selected by the Company’s independent auditors. The determination of the Company (or, in the event of disagreement, the tax counsel selected) shall be final.

7.2          For purposes of this Section 7, a Change of Control shall be deemed to have occurred if subsequent to January 1, 2004, (i) any person, including a “group” (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the “1934 Act”), becomes the “beneficial owner” (within the meaning of Section 13(d)(3) under the 1934 Act) of a majority of the common stock of Tompkins Financial Corporation; or (ii) Tompkins Financial Corporation is a party to a merger, consolidation, or other business combination in which it is not the surviving corporation, or sells or transfers all of a major portion of its assets to any other person (any of the foregoing constituting a “Business Combination”); or (iii) as a result of, or in connection with, any cash tender or exchange offer, purchase of stock, Business Combination, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were the Board of Directors before the Transaction shall cease to constitute a majority of the Board of Directors of Tompkins Financial Corporation or any Successor Corporation. “Successor Corporation” means the surviving, resulting or transferee corporation in a Business Combination, or if such corporation is a direct or indirect subsidiary of another corporation, the parent corporation of such surviving, resulting or transferee corporation.

SECTION VIII. MISCELLANEOUS

8.1          Termination and Amendment. The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, however, that no termination, suspension, or amendment of this Agreement will, without the written consent of the Executive or the Surviving Spouse (if the Executive is not then living), reduce the Executive’s right or the right of the Surviving Spouse to receive or continue receiving a benefit in accordance with this Agreement. The provisions of this Section 8.1 shall be subordinate to the provisions of Section 2.2 concerning the forfeiture of benefits.

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8.2          No Employment Agreement. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Company or its subsidiaries, nor will it interfere with the right of the Company or its subsidiaries to discharge or otherwise deal with the Executive without regard to the existence of this Agreement.

8.3          Unfunded Arrangement. The benefits under this Agreement are unfunded, and the Company will make benefit payments solely on a current disbursement basis. Notwithstanding anything herein to the contrary, the Executive, Surviving Spouse, and any beneficiaries of the Executive shall have the status of general creditors of the Company.

8.4          Assignment. To the maximum extent permitted by law, no benefit under this Agreement shall be assignable or subject to any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

8.5          Rules. The Committee may adopt rules and regulations to assist it in the administration of this Agreement.

8.6          Information. The Executive shall receive a copy of this Agreement and the Committee will make available for inspection by the Executive a copy of any rules and regulations used by the Committee in administering this Agreement.

8.7          Controlling Law. This Agreement is established under and will be construed according to the laws of the State of New York, without regard for principles of conflicts of law.

8.8          Legal Expenses. The Company shall pay, upon request and documentation thereof, all reasonable legal fees and expenses which the Executive may incur as a result of the Company contesting the validity or enforceability of any provision of this Agreement or any claim by the Executive under this Agreement; provided, however, that the Company shall be entitled to be reimbursed by the Executive for such amount previously paid to such Executive if it is finally judicially determined that such Executive’s claims under this Agreement are frivolous.

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8.9          Disputes. In the event of any dispute after the occurrence of Change of Control (as defined in the Section 7.2) between the Company and the Executive with respect to the Executive’s rights to any payment under this Agreement, the Company shall pay all disputed amounts to the Executive and, if it is finally judicially determined that the Executive was not entitled to all or a portion of such disputed amounts, the Executive shall repay to the Company the amount to which the Executive was not entitled, together with interest thereon at the judgment rate of interest then applicable in New York State.

SECTION IX. SEVERANCE BENEFIT

9.1          Severance Benefit. In addition to any benefit provided under Sections III, V and VI hereof, in the event of the Executive’s termination of employment without cause (in a termination not governed by the provisions of Section 7.1 concerning a Change of Control), the Executive shall receive a severance benefit payable by the Company in accordance with the Company’s payroll practices applicable to its executive employees, for a period of twelve (12) months, commencing on the Company’s first payroll date after the Executive’s termination of employment. Upon the Executive’s death after such payments have begun but before such payments are completed, the balance of such payments shall continue to be made to the Executive’s Surviving Spouse or, if no Surviving Spouse survives the Executive, to the Executive’s estate. For purposes of the Section 9.1, the severance benefits shall equal the Executive’s base salary as in effect immediately prior to the Executive’s termination of employment date, excluding bonuses, profit sharing, and the like. In addition to the severance benefit, the Executive shall be entitled, but not required, during the period in which a severance benefit is being paid pursuant to this Section 9.1, to participate in the Company’s welfare benefit programs available to the Company’s executive employees, upon the same terms and conditions as the Company may from time to time establish generally for such executive employees.

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IN WITNESS WHEREOF, this Agreement has been executed this 26th day of April, 2016.

TOMPKINS FINANCIAL CORPORATION

		By:	/s/ Stephen S. Romaine

		Name:	Stephen S. Romaine

ATTEST:	/s/ Janet L. Hewitt	Title:	President & Chief Executive Officer

		By:	/s/ Alyssa Hochberg Fontaine

		Name:	Alyssa Hochberg Fontaine

ATTEST:	/s/ Kathleen A. Manley	Title:	General Counsel & Executive Vice President

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